EXHIBIT 10.1
AMENDED AND RESTATED EMPLOYMENT AND
NON-COMPETITION AGREEMENT
This Amended and Restated Employment and Non‑competition Agreement (this “Amended Agreement”) is made and entered into by and between Anthony M. Stollings (“Employee") and First Financial Bank (the "Company"), effective as of the Closing date of the Merger of MainSource Financial Group, Inc. (“MSFG”) with and into First Financial Bancorp., the parent organization of the Company (“FFBC”), pursuant to the Agreement and Plan of Merger between MSFG and FFBC dated July 25, 2017 (the "Effective Date")..
WHEREAS, the Company and Employee (each, the “Party,” and together, the “Parties” with respect to this Amended Agreement) were parties to an employment offer letter dated on or about December 13, 2006 regarding eligibility under the Key Management Severance Plan and any amendments thereto (the “Offer Letter”); and
WHEREAS, the Parties terminated the Offer Letter and entered into a Employment and Non-Competition Agreement dated November 13, 2013 (the “Prior Agreement”); and
WHEREAS, should the merger of MSFG with and into FFBC (the “Merger”) as described in the Agreement and Plan of Merger between the parties dated July 25, 2017 be successfully completed, the Company and Employee desire to continue Employee’s employment following such successful Merger pursuant to the terms and conditions provided herein as an amendment to and restatement of the Prior Agreement.
NOW, THEREFORE, the Parties hereby agree as follows:

§ 1.
Employment. The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue his employment with the Company, upon the terms and subject to the conditions described in this Amended Agreement.

§ 2.
Term. This Amended Agreement is expressly conditioned upon the successful completion of the Merger. Provided such condition is satisfied, the Initial Term of this Amended Agreement will begin on the day immediately following consummation of the Merger and shall continue until April 30, 2019 (the “Initial Term”), unless sooner terminated pursuant to § 6 of this Amended Agreement. The term of this Amended Agreement shall renew automatically for successive one-year periods after the Initial Term (the “Renewal Terms”), unless and until terminated by either the Company or Employee at the end of the Initial Term or any Renewal Term, as applicable, upon not less than ninety (90) days’ prior written notice given by either Party prior to the end of the Initial Term or any Renewal Term, as applicable (it being understood that non-renewal of this Amended Agreement shall not result in a termination of employment unless the Party providing such notice of non-renewal also specifies in such notice that Employee’s employment shall terminate at the expiration of the then-current term). The Initial Term and all Renewal Terms, if any, shall constitute the “Term,” unless sooner terminated pursuant to § 6 of this Amended Agreement. Notwithstanding the foregoing, in the event of the consummation of a “Change in Control” of the Company (as defined below), the Term shall be the two-year period following the consummation of such Change in Control.

§ 1.
Services. During the Term, Employee shall be employed as the Chief Banking Officer of the Company or in a position that is comparable to such position in responsibility for which Employee is suited by education and background. During the Term, Employee shall report directly to the Chief Executive Officer of the Company or to such other person as may be designated by the Chief Executive Officer from time to time (the “Reporting Person”) and shall perform such services and be responsible for such activities consistent with Employee’s then-current position with the Company as may be reasonably assigned to him from time to time by the Reporting Person or the Board of Directors of the Company (the “Board”) or a duly authorized Board committee, subject to the business policies and operating programs, budgets, procedures, and directions established from time to time by the Company (the “Services”). Employee shall devote his best efforts and full business and professional time, attention, energy, loyalty, and skill to rendering the Services, seeing to the business affairs of the Company, and advancing the Company’s interests.

§ 2.	Compensation.
(A)    Base Compensation. As compensation for his Services during the Term, the Company shall pay Employee a base salary at the annual rate of $415,000 (the “Base Salary”), payable in accordance with the Company’s general policies and procedures for payment of salaries to its executive officers as in effect from time to time. Employee’s performance shall be reviewed by the Reporting Person not less often than annually for the purpose of evaluating potential increases in the Base Salary for recommendation to and approval by the Board or the Compensation Committee of the Board (the “Compensation Committee”), but the Company shall not be obligated to make any such increases.
(B)    Short‑Term Bonus. With respect to each fiscal year of the Company ending during the Term (including with respect to the fiscal year that includes the Effective Date), Employee shall be eligible to participate in the Company’s Annual Short-Term Bonus Plan or such other short‑term bonus compensation plan established by the Board or a Board committee as in effect from time to time (the “Bonus Plan”). For purposes of the Bonus Plan, Employee’s target annual bonus opportunity shall be equal to fifty percent (50%) of the Employee’s annual rate of Base Salary as in effect at the start of the fiscal year of the Company to which the short-term bonus award relates (the “Target Bonus Amount”), with the actual amount and terms and conditions of any such short‑term bonus award to be determined by the Compensation Committee consistent with and subject to the terms of the Bonus Plan; provided, however, that, other than with respect to the Target Bonus Amount, the terms of the Bonus Plan applicable to Employee shall be comparable in all material respects to the terms applicable to the Company’s executive officers generally. The bonus, if any, for each fiscal year shall be paid to Employee by no later than the fifteenth (15th) day of the third (3rd) month following the end of such fiscal year, unless the Company or Employee, as applicable, shall elect to defer the receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(C)    Long‑Term Incentive Award Opportunity. With respect to each fiscal year of the Company during the Term, Employee shall be eligible to be awarded a long‑term incentive award (“LTI Award”), with a target award opportunity having a value (based on the grant date value of any such LTI Award, as determined in accordance with the Company’s standard valuation methodology and procedures for equity and equity‑based awards as applied consistently with respect to other executive officers of the Company) equal to fifty percent (50%) of the Base Salary. The actual amount and terms and conditions of any such LTI Award shall be determined by the Compensation Committee consistent with and subject to the terms of the applicable long‑term incentive plan of the Company as in effect from time to time.
(D)    Employee Benefits. During the Term, Employee shall be eligible to participate in the Company’s retirement plans, including any supplemental pension plan, as in effect from time to time, and welfare benefits and other group employee benefits, such as paid-time-off (or similar benefit), group disability and health, life, and accident insurance and similar indirect compensation programs, which may from time to time be offered generally to the Company’s executive officers, subject in each case to the terms and conditions of the applicable retirement plan, welfare plan, or other benefit program and subject to the Company’s right to terminate, amend or modify such plans or programs in its sole discretion in accordance with their terms.

§ 3.	Confidentiality; Non‑competition; Non‑solicitation; Non-disparagement.
(A)    Non-disclosure of Confidential Information..
(1)    During Employee's employment with the Company or any Affiliated Company and after the termination of such employment for any reason, Employee shall not, without the prior written consent of the General Counsel of the Company (or such person's designee) or as may be otherwise required by law or legal process, communicate or divulge any Confidential Information to any person or entity other than the Company or an Affiliated Company, their employees, and those designated by the Company or an Affiliated Company, or use any Confidential Information except for the benefit of the Company or an Affiliated Company. Upon service to Employee of any subpoena, court order or other legal process requiring Employee to disclose Confidential Information, Employee shall immediately provide written notice to Company of such service and the content of any Confidential Information to be disclosed.
(2)    Immediately upon the termination of Employee's employment with the Company or an Affiliated Company for any reason, Employee shall return to the Company or the applicable Affiliated Company all Confidential Information in Employee's possession, including but not limited to any and all copies, reproductions, notes, or extracts of Confidential Information in paper or electronic form.
(B)    Non‑competition. During the Term and during the first six (6) months of the Restricted Period (as defined below), other than following a termination by the Company for Cause (as defined below) in which case this § 5(B) shall be inapplicable, Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company), enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides any commercial banking, savings banking, mortgage lending, or any similar lending or banking services (the “Restricted Services”) anywhere in the geographic area consisting of any county in which any of the Affiliated Companies operate banking offices at any time during the Term (the “Restricted Territory”). Notwithstanding the foregoing, ownership, for personal investment purposes only, of 1% or less of the outstanding capital stock of a publicly traded corporation shall not constitute a violation hereof.
(C)    Non‑solicitation of Clients. During the Term and during the Restricted Period, Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company or any Affiliated Companies):
(1)    Solicit or attempt in any manner to persuade any Client of any Affiliated Company to cease to do business, to refrain from doing business or to reduce the amount of business which any Client has customarily done or contemplates doing with any of the Affiliated Companies; or
(2)    Interfere with or damage (or attempt to interfere with or damage) any relationship between an Affiliated Company and any Client.
(D)    Non‑solicitation of Employees; No Hire. During the Term and during the Restricted Period, Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for any Affiliated Company):
(1)    Solicit any employee, officer, director, agent or independent contractor of any Affiliated Company to terminate his or her relationship with, or otherwise refrain from rendering services to, any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company’s relationship with any of its employees, officers, directors, agents or independent contractors; or
(2)    Hire, attempt to hire, employ or engage any person who, at any time within the two‑year period immediately preceding such hire, or attempt to hire, employment or engagement, was an employee, officer or director of any Affiliated Company.
(E)    Non‑disparagement. Employee shall not, directly or indirectly, at any time (whether during the Term or thereafter), make any public statement (oral or written), or take any other action, that is disparaging to any Affiliated Company. The provisions of this § 5(E) shall not preclude Employee from making truthful statements to correct any false statements made by any Affiliated Company or any person acting on behalf thereof about Employee or prohibit Employee from reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice or the U.S. Securities and Exchange Commission, or from participating in any investigation by such governmental agency or entity.
(F)    Defined Terms. For purposes of this Amended Agreement, the following terms shall have the meaning set forth below:
(1)    “Affiliated Companies” shall mean the Company, all of its direct or indirect subsidiaries, and any other entities controlled by, controlling, or under common control with the Company, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of §§ 5(B) and 5(C), Affiliated Companies shall be limited to the Company and it subsidiaries as of immediately prior to the consummation of such Change in Control.
(2)    “Change in Control” has the meaning given such term in the 2012 Amended and Restated Stock Plan (or a successor plan thereto) as in effect on the Effective Date..
(3)    “Client” shall mean the customers or clients of the Company or any Affiliated Company and shall include any and all individuals, organizations, or business entities that: (a) were actual customers or clients of the Company or any Affiliated Company during Employee’s employment by the Company or any Affiliated Company, or which were prospective customers of the Company or any Affiliated Company during Employee’s employment; and (b) with which or whom Employee had contact or about whom Employee obtained Confidential Information during the Term from the Company or any Affiliated Company. For purposes of this definition, an individual, organization, or business entity is a “prospective” client or customer of the Company or any Affiliated Company if the Employee or any other the Company or any Affiliated Company employee, officer or manager took steps to obtain or secure the business of the individual, organization, or business entity.
(4)    “Confidential Information” shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Amended Agreement by Employee or Employee’s breach of a duty owed to the Company.
(5)    “Restricted Period” shall mean the two (2) - year period following Employee’s termination of employment with the Company or any Affiliated Company (whether pursuant to this Amended Agreement or otherwise) for any reason.
(6)    “Solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term “Solicit” shall not include general advertisements by an entity with which Employee is associated or other communications in any media not targeted specifically at any specific individual described in § 5(C) or 5(D).
(G)    Enforcement; Remedies; Blue Pencil. Employee acknowledges that: (1) the various covenants, restrictions, and obligations set forth in this § 5 are separate and independent obligations, and may be enforced separately or in any combination; (2) the provisions of this § 5 are fundamental and essential for the protection of the Company’s and the Affiliated Companies’ legitimate business and proprietary interests, and the Affiliated Companies (other than the Company) are intended third-party beneficiaries of such provisions; (3) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Employee; and (4) in the event of any violation by Employee of any of such provisions, the Company and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this § 5 by Employee, the Company and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and the cessation of the payment or provision of the severance payments and benefits as contemplated under § 7(D). If any of the covenants set forth in this § 5 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.

§ 4.	Termination.
(A)    Employee’s employment with the Company and the Term of this Amended Agreement:
(1)    shall terminate automatically upon the death of Employee;
(2)    may be terminated by Employee other than for Good Reason (as defined below) upon not less than ninety (90) days’ prior written notice given to the Company;
(3)    may be terminated by the Company without Cause upon written notice to Employee at any time, which termination shall be effective immediately or as of such later date as specified in such notice (not to exceed thirty (30) days without Employee’s consent);

(4)    may be terminated by Employee at any time for Good Reason upon not less than thirty (30) days’ prior written notice to the Company; or
(5)    may be terminated by the Company immediately upon notice to Employee at any time (a) for Cause or (b) if Employee is then under a Long‑Term Disability (as defined below).
(B)    For purposes of this Amended Agreement:
(1)    “Cause” shall mean any one or more of the following:
(a)    (i) an indictment of Employee, or plea of guilty or plea of nolo contendere by Employee, to a charge of an act constituting a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (ii) fraud, embezzlement, or misappropriation of assets, (iii) willful misfeasance or dishonesty, or (iv) other actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of the Company;
(b)    the continued failure of Employee to (i) perform substantially Employee’s duties with the Company (other than any such failures resulting from incapacity due to physical or mental illness), (ii) observe all material obligations and conditions to be performed and observed by Employee under this Amended Agreement, or (iii) perform his duties in accordance, in all material respects, with the policies and directions established from time to time by the Board or a duly authorized Board committee (any such failure described in this subparagraph (b), shall be a “Performance Failure”), and to correct such Performance Failure within not more than fifteen (15) days following written notice from the Board delivered to Employee, which notice specifically identifies the manner in which the Board believes that Employee has not substantially performed; or
(c)    having corrected (or the Company having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type or nature).
(2)    “Covered Employee” shall have the meaning provided in Code Section 162(m)(3) and related guidance.
(3)    “Long‑Term Disability” as determined in the sole discretion of the Company, that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.
(4)     “Good Reason” means Employee's termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without Employee's consent, of one or more of the following:
(a)    A material reduction in Employee's base compensation (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base compensation; or
(b)    A material breach by the Company of a material provision of this Amended Agreement.

Employee will not be considered to have resigned for Good Reason unless Employee provides the Company with written notice of the existence of the applicable good reason condition within sixty (60) days of the date the Employee believes the condition first arose, specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.

§ 5.	Severance.
(A)    Termination by the Company Other than for Cause or due to Employee’s Death or Long‑Term Disability or by Employee for Good Reason. In the event that (i) during the Term (or during the one-year period following the expiration of the Term due to non-renewal of this Amended Agreement at the election of the Company), the Company terminates Employee’s employment without Cause pursuant to § 6(A)(3) (for the avoidance of doubt, other than due to Employee’s death or Long‑Term Disability, which shall be governed by § 7(B) below) or (ii) during the Term, Employee terminates his employment for Good Reason pursuant to § 6(A)(4), and, within fifty (50) days following Employee’s date of termination, Employee provides the Company with (and does not revoke such release prior to the date specified therein) a separate, written release in substantially the form provided by and acceptable to the Company (the “Release”), Employee shall receive the following payments and benefits at the times specified below (subject to § 12 of this Amended Agreement, including the Delay of Payment provision in § 12(B)):
(1)    Employee’s accrued and unpaid Base Salary through the date of termination, to the extent not theretofore paid (the “Accrued Obligations”), which payments shall not be subject to the Release and shall be paid within thirty (30) days of the date of termination;
(2)    “Termination Compensation” equal to two years of Employee’s Base Salary (not taking into account any reduction in Base Salary that serves as the basis for a termination for Good Reason), payable in equal installments (no less frequently than monthly) over a 24-month period (the “Severance Period”) (commencing with the first payroll period following the sixtieth (60th) day after Employee’s date of termination of employment) in accordance with the Company’s general policies and procedures for the payment of salaries to its executive officers;
(3)    “Termination Short‑Term Bonus”
(a)    In the event Employee is a Covered Employee for the year of his or her termination of employment or, as determined in the sole discretion of the Company, would have been a Covered Employee for such year if he or she had continued employment until the end of the year, then to the extent necessary to ensure the deductibility of compensation otherwise payable to Employee under the Company’s Bonus Plan, a lump sum payment equal to the lesser of (x) two and one half (2.5) times the target bonus amount or (y) two (2) times the average of the three most recent actual annual bonus awards paid (or payable) to Executive by the Company (or, the average actual annual bonus payouts for such lesser number of completed performance years for which Employee was eligible to receive an annual bonus) under the Bonus Plan.
(b)    In the event subparagraph 3(a) does not apply, then in lieu of the amount otherwise payable to Employee under subparagraph 3(a), a payment equal to two (2) times the Target Bonus Amount.

The Termination Short Term Bonus will be payable in a lump sum on the sixtieth (60th) day following Employee’s date of termination (the Termination Compensation and Termination Short‑Term Bonus, collectively, the “Severance Benefits”).
(4)    During the one‑year period following the date of termination, Employee shall be entitled to full executive outplacement assistance with an agency selected by the Company with the fee paid by the Company in an amount not to exceed five percent (5%) of Employee’s Base Salary;
(5)    If the Company’s severance plan of general applicability as in effect on Employee’s date of termination provides for continued payment by the Company of all or a portion of the cost of the premiums for continuation coverage under the Company’s health care plan pursuant to Section 4980B of the Code (“COBRA Coverage”) and if the Employee timely and properly elects such COBRA Coverage, the Company shall pay on the Employee’s behalf the difference between the monthly COBRA Coverage premium paid by the Employee for himself and his dependents and the monthly premium amount paid by similarly situated active executives for the same coverage. Such reimbursement shall be paid directly to the COBRA Coverage administrator (if any) and shall be treated as a taxable benefit to the Employee. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Employee’s termination of employment; (ii) the date the Employee is no longer eligible to receive COBRA Coverage; and (iii) the date on which the Employee otherwise becomes eligible to receive substantially similar coverage from another employer. The Company reserves the right to modify or terminate the COBRA Coverage benefit provided hereunder to the extent necessary to comply with applicable law.
(6)    Any other benefits (other than benefits under any severance or termination pay plan of the Company or any Affiliated Entity) that are otherwise required to be provided to Employee or to which Employee is otherwise eligible to receive through the date of termination under the terms of the applicable Company plan shall be provided to Employee consistent with the terms of the applicable Company plan (the “Other Benefits”). Such payments and benefits shall not be subject to the Release.
(B)    Due to Employee’s Death or Long‑Term Disability, by the Company for Cause or by Employee Other than for Good Reason. If, during the Term, Employee’s employment is terminated by reason of his death or Long‑Term Disability, by the Company for Cause or voluntarily by Employee for any reason other than for Good Reason, the Company’s obligations to Employee shall be limited to the following (1) the payment of the Accrued Obligations and (2) the timely payment or provision of the Other Benefits. The Accrued Obligations shall be paid to Employee or his estate or beneficiary in the event of his death, as applicable, in a lump sum in cash within thirty (30) days of the date of termination.
(C)    Full Settlement. Except as expressly provided in this § 7, Employee shall have no right to receive any compensation or other benefits under this Amended Agreement as a result of or in connection with the termination of his employment with the Company or for any period after such termination.
(D)    Cessation of Payments and Benefits. Notwithstanding any other provision of this Amended Agreement to the contrary, the obligation of the Company to pay or provide the Severance Benefits and the benefits under §§ 7(A)(4) and (5) that are otherwise payable or to be provided following termination of Employee’s employment with the Company shall automatically and immediately terminate upon a breach by Employee of this Amended Agreement, including without limitation a breach of Employee’s obligations under § 5, other than an immaterial and inadvertent breach that is discontinued and/or remedied (to the extent subject to cure) by Employee promptly.

§ 6.	Limitation on Payments Under Certain Circumstances.
(A)    Anything in this Amended Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Employee to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Amended Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Employee would have a greater Net After‑Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Employee would not have a greater Net After‑Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Employee shall receive all Agreement Payments to which Employee is entitled hereunder.
(B)    If the Accounting Firm determines that the aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this § 8 shall be binding upon the Company and Employee and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Amended Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (1) first, any Payments under § 7(A)(4); (2) second, any Payments under § 7(A)(5); (3) third, any Payments under § 7(A)(2); and (4) fourth, any Payments under § 7(A)(3). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(C)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Employee pursuant to this Amended Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Employee pursuant to this Amended Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Employee shall promptly (and in no event later than sixty (60) days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(D)    To the extent requested by Employee, the Company shall cooperate with Employee in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Employee (including without limitation Employee’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in § 5 of this Amended Agreement) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A‑2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A‑9 and Q&A‑40 to Q&A‑44 of the regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A‑2(a) of the regulations under Section 280G of the Code in accordance with Q&A‑5(a) of the regulations under Section 280G of the Code.
(E)    § 8 Definitions. The following terms shall have the following meanings for purposes of this § 8:
“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations under § 8 and is reasonably acceptable to Employee, which firm shall not, without Employee’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in control or ownership.
“Net After‑Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Employee in the relevant tax year(s).
“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable pursuant to this Amended Agreement or otherwise.
“Safe Harbor Amount” means (A) 3.0 times Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (B) $1.00.

§ 7.
Company Policies. Employee acknowledges that at all times he and the compensation he receives (or is eligible to receive) from the Company pursuant to this Amended Agreement or otherwise shall be subject to the policies of the Company, including the Company’s stock ownership guidelines and clawback or recoupment policies, as in effect from time to time.

§ 8.
Capacity. Employee represents and warrants to the Company that he has the capacity and right to enter into this Amended Agreement and perform all of his obligations under this Amended Agreement without any restriction.

§ 9.	Arbitration.
(A)    Arbitration. Subject to the right of the Company and the Affiliated Companies to exercise the remedies described in § 5 of this Amended Agreement or the right of Employee to challenge, defend or contest same in any court having jurisdiction, the Parties agree that any and all controversies, claims, or disputes between Employee and the Company or any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise arising out of, relating to, or resulting from Employee's employment with the Company or termination thereof, including any breach of this Amended Agreement, will be subject to binding arbitration under the then applicable Commercial Arbitration Rules of the American Arbitration Association. Claims subject to arbitration include but are not limited to claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Ohio Employment Practices Law, the Ohio Whistleblower Protection Law, the Ohio Equal Pay Law, and the Ohio State Wage Payment and Work Hour Laws, claims for breach of contract (express or implied), claims for violation of public policy or wrongful termination, and any other statutory or common law claim.
(B)    Procedure. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by each party subject to the arbitration and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that, if one party selects its arbitrator for the panel and the other party fails to so select its arbitrator within ten (10) business days after being requested by the first party to do so, then the sole arbitrator shall be the arbitrator selected by the first party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both parties and shall be enforceable in any court having jurisdiction over the party to be charged. Each party shall bear the cost of its own attorney’s fees. However, if any party prevails on a claim, which, according to applicable law, affords the prevailing party attorney’s fees, the arbitrator may award reasonable attorney’s fees to the prevailing party. All other costs and expenses of arbitration shall be borne by the Company. All rights and remedies of each party under this Amended Agreement are cumulative and in addition to all other rights and remedies that may be available to that party from time to time, whether under any other agreement, at law or in equity. Any arbitration under this Amended Agreement shall be conducted in Cincinnati, Ohio.
(C)    Remedy. Except as otherwise provided by law or this Amended Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Employee and the Company. Accordingly, except as otherwise provided by law or this Amended Agreement, Employee and the Company hereby waive the right to seek remedies for any such disputes in court, including the right to a jury trial. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
(D)    Administrative Relief. Employee is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. However, Employee may not pursue court action regarding any such claim, except as permitted by law.

§ 10.	Section 409A of the Code.
(A)    Although the Company does not guarantee the tax treatment of any payments under the Amended Agreement, the intent of the Parties is that the payments and benefits under this Amended Agreement be exempt from, or comply with Section 409A of the Code and the final regulations and any guidance promulgated thereunder or any state law equivalent (together referred to herein as “Code Section 409A”) and to the maximum extent permitted the Amended Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.
(B)    Notwithstanding any other provision of this Amended Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(C)    For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Amended Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(D)    Notwithstanding any other provision of this Amended Agreement to the contrary, if at the time of Employee’s separation from service (as defined in Code Section 409A), Employee is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is the first business day of the seventh month following Employee’s separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the first business day of the seventh month following Employee’s separation from service or such shorter period, if applicable). Employee will be a “Specified Employee” for purposes of this Amended Agreement if, on the date of Employee’s separation from service, Employee is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
(E)    Notwithstanding anything in this Amended Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Amended Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Amended Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

§ 11.
Withholding. The Company may withhold from any amounts payable under this Amended Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

§ 12.
Survival. Upon the expiration of the Term or other termination of this Amended Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Amended Agreement. The termination of Employee’s employment by the Company (for any reason) shall not relieve either Party of its obligations existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of Employee or rights of the Company or the Affiliated Companies under § 5 of this Amended Agreement, all of which shall survive the termination of such employment.

§ 13.     Notices. All notices and other communications under this Amended Agreement to either Party shall be in writing and shall be deemed given when (a) delivered personally to that Party, (b) telecopied (which is confirmed) to that Party, (c) mailed by certified mail (return receipt requested) to that Party at the address for that Party set forth in this Amended Agreement, or (d) delivered to Federal Express, UPS, or any similar express delivery service for delivery the next business day to that Party at that address.
If to the Company: First Financial Bancorp.
255 East Fifth Street
Cincinnati, Ohio 45202
Attention: General Counsel
If to Employee: At the most recent address on file at the Company.
Either Party may change its address for notices under this Amended Agreement by giving the other Party written notice of such change.

§ 14.
Severability. The intention of the Parties is to comply fully with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this Amended Agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this Amended Agreement, which shall remain in full force and effect. With respect to any provision in this Amended Agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this Amended Agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

§ 15.
Non‑Waiver. No failure by either Party to insist upon strict compliance with any term of this Amended Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Amended Agreement shall affect or constitute a waiver of either Party’s right to demand strict compliance with all provisions of this Amended Agreement.

§ 16.
Complete Agreement. This Amended Agreement constitutes the entire agreement of the Parties and supersedes in their entirety all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, but not limited to, the Prior Agreement and the Offer Letter. Employee acknowledges and agrees that this Amended Agreement encompasses all the rights of Employee to any severance payments and/or benefits based on the termination of Employee’s employment and Employee hereby agrees that he or she has no such rights except as stated herein. No waiver, alteration, or modification of any of the provisions of this Amended Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Amended Agreement.

§ 17.	Governing Law. This Amended Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts to be executed and performed entirely in such state.
§ 18.     Captions. The captions of the various sections of this Amended Agreement are not part of the context of this Amended Agreement, are only guides to assist in locating those sections, and shall be ignored in construing this Amended Agreement.
§ 19.     Genders and Numbers. Where permitted by the context, each pronoun used in this Amended Agreement includes the same pronoun in other genders and numbers, and each noun used in this Amended Agreement includes the same noun in other numbers.

§ 20.	Successors.
(A)    Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets will assume the obligations under this Amended Agreement and agree expressly to perform the obligations under this Amended Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Amended Agreement, the term “Company” will include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 22(A) or which becomes bound by the terms of this Amended Agreement by operation of law.
(B)    Employee's Successors. The terms of this Amended Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
§ 21.     Counterparts. This Amended Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
§ 22.     Compliance with Applicable Law. The benefits paid and provided under this Amended Agreement are subject to and conditioned upon compliance with applicable requirements of federal, state and local law and regulation, whether currently in effect or subsequently enacted, including without limitation, 12 U.S.C. Section 1828(k) and the regulations promulgated thereunder in 12 C.F.R. Part 359. Consistent with the foregoing, the Company shall have the right to defer, cancel or recoup any payment or refuse to provide any benefit under this Amended Agreement in the event the Company determines in good faith, acting in its sole discretion, that making such payment or providing such benefit violates any applicable law or regulation. Further, benefits paid and provided under this Amended Agreement may be subject to any claw back policy generally applicable to the executives of the Company as may be required by applicable law or as may be established by the Company in its sole discretion. To the extent determined necessary to comply with the Guidance on Sound Incentive Compensation Policies issued by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on June 21, 2010, as it may

be implemented, modified and interpreted from time to time, the Employee and the Company mutually agree to amend the provisions of this Amended Agreement and to cooperate in good faith with respect thereto.

IN WITNESS THEREOF, Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EMPLOYEE        FIRST FINANCIAL BANK

/s/ Anthony M. Stollings        By: /s/ Claude E. Davis
Anthony M. Stollings        Name: Claude E. Davis
Title: Chief Executive Officer

10/13/2017        10/13/2017
Date        Date